Exhibit 99.1

Elle Hoxie	Garo Toomajanian
Salary.com	Integrated Corporate Relations
781-726-7841	617-956-6728
press@salary.com	ir@salary.com

SALARY.COM™ ACQUIRES ICR LIMITED, L.C. –

A PREMIER PROVIDER OF COMPENSATION DATA FOR THE

SPECIALTY CONSUMER GOODS AND GLOBAL TECHNOLOGY

INDUSTRIES

With this acquisition Salary.com expands its on-demand compensation data and software offering with enhanced retail capabilities and global technology coverage for over 70 Countries

WALTHAM, Mass.—May 15, 2007 — Salary.com, Inc. (Nasdaq:SLRY), a leading provider of on-demand compensation management solutions, announced that it has acquired ICR Limited, L.C. and ICR International Ltd. (ICR), a premier provider of specialty consumer goods and global technology compensation data and software. ICR will operate as a division of Salary.com, Inc. and will continue to offer enterprise customers:

1)	IPAS® – the largest single source of international technology compensation data and software, including all relevant job titles in over 70 countries.

2)	ICR Specialty Consumer Goods – a leading source of U.S. compensation data for Apparel, Footwear, Luxury Goods and Specialty Retail jobs.

This acquisition complements Salary.com’s portfolio of on-demand compensation management software suites including CompAnalyst® – market pricing data and software, and TalentManager™ – pay-for-performance software.

Under the terms of the agreement, Salary.com will pay ICR’s three equity holders a total of $10 million in cash. The three founders and ICR staff will become employees of Salary.com, with the acquisition expected to be accretive to cash flow for the fiscal year ending March 31, 2008.

“The acquisition of ICR supports our strategy to provide market leading compensation data and technology to help our customers make competitive decisions about pay in order to attract, retain and reward top talent,” said Kent Plunkett, Chief Executive Officer of Salary.com. “ICR’s offerings complement the foundation that Salary.com has built. Both companies share similar long term vision, deep domain expertise in compensation and a passion for technology innovation. Both companies were founded to improve the effectiveness of our client’s compensation spend and minimize the risks around human capital investments. Together, we will continue to provide best-in-breed solutions that improve compensation decision-making and make our customers winners in the war for talent.”

ICR was founded in 1995 by Joe Duggan, John Cunnell and Roger Sturtevant, compensation professionals each with over 15 years of experience at leading technology companies such as Data General Corporation (now EMC) and The Kendall Company. In 1997, ICR launched IPAS, the first global technology survey with consistent job benchmarks across multiple countries with premier participants from over 70 countries – available in a single, easy-to-use interface. IPAS offers comprehensive market data for established technology markets, such as the United Kingdom, France, Germany, Japan, Australia and Singapore, as well as emerging technology markets including India, China, Brazil, and the Czech Republic.

“IPAS was developed to help customers design and execute global pay strategies, quickly, easily and cost-effectively. This unique product allows users to benchmark a job around the world using a single system, the same methodology and the same participants. IPAS attracts the top names from all sectors of the technology industry. This premier customer base generates robust volumes of reliable data accessible via a state-of-the-art on-demand system,” said Joseph Duggan, Founder and President of ICR.

“Salary.com shares our vision for innovative product solutions,” said Duggan. “We’re taking the power of IPAS and its extensive database and leveraging Salary.com’s product development and sales strength to expand our customer reach, marketing effectiveness and product functionality.”

“By combining the people and products of ICR with those of Salary.com, we will be creating even better resources for our enterprise clients,” said Bill Coleman, Salary.com’s Chief Compensation Officer. “We will be able to provide our customers with expanded data capabilities, advanced pay analytics – all accessible via affordable on-demand services. Together, we will continue to provide innovative, practical and cost-effective compensation solutions to enhance our customers’ decision making and overall productivity.”

About Salary.com, Inc.

Salary.com is a leading provider of on-demand compensation management solutions helping businesses and individuals manage pay and performance. Salary.com provides companies of all sizes comprehensive on-demand software applications that are tightly integrated with its own proprietary compensation data sets, thereby automating the essential elements of the compensation management process and significantly improving the effectiveness of its client’s compensation spend. For more information, visit www.salary.com.

About ICR Limited, L.C.

ICR is a leading provider of industry-specific market intelligence for employee pay and benefits for the global technology and specialty consumer goods markets. ICR provides the highest caliber salary surveys and participants for the technology and consumer goods industries, and offers specialized expertise in sales compensation models, salary structures, and international reward strategies. ICR helps companies of all sizes establish salary and compensation programs that efficiently attract, retain, and motivate employees. For more information, visit www.icrltd.com

Forward Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These are statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” and similar expressions. This press release contains forward-looking statements relating to, among other things, Salary.com’s expectations and assumptions concerning future financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in Salary.com’s filings with the Securities and Exchange Commission. The risks and uncertainties referred to above include, but are not limited to, risks associated with possible fluctuations in our operating results and rate of growth, our history of operating losses, the possibility that we will not achieve GAAP profitability, interruptions or delays in our service or our Web hosting, our business model, breach of our security measures, the emerging market in which we operate, developments with respect to litigation to which we are a party, performance of acquired businesses, our ability to hire, retain and motivate our employees and manage our growth, competition, our ability to continue to release and gain customer acceptance of new and improved versions of our service, successful customer deployment and utilization of our services, and general economic conditions and other factors affecting spending by customers. Salary.com expressly disclaims any obligation to update any forward-looking statements.